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                                                                   EXHIBIT 10.39
                                   AGREEMENT

BETWEEN THE UNDERSIGNED

GLOBAL TELESYSTEMS GROUP, Inc., a corporation organized under the laws of Delaware with its head office at 1751 Pinnacle Drive North Tower 12th Floor, McLean, Virginia 22102 U.S.A. (hereafter referred to as "GTS"), acting on its own behalf represented by Mr. Raymond I. Marks duly empowered.

                                      (hereafter referred to as the "Purchaser")

                                                                 ON THE ONE PART

CESIA S.A., a company set up under French law, with a capital of 8.056.000 FRF, with registered office at 122 avenue de Hambourg, BP 139, 13267 Marseille Cedex 08, registered at the Companies' Registry of Marseille, under the number B 950 426 759, acting on its own behalf, represented by Mr. Jean Salmona, its President of the Board of Directors,

                              (hereafter referred to as "CESIA" or the "Seller")

                                                              ON THE SECOND PART

(hereafter collectively referred to as the "Parties")

RECITALS

1. The share capital of C-DATACOM International, a French Societe Anonyme having its registered office at 6 avenue du General de Larminat, 75015 Paris, registered at the Companies' Registry of Paris, under the number B 393 227 749 is allocated as indicated in Appendix 1.

                                               (hereafter referred to as "CDI").

2. The sole activity of CDI consists in providing high speed digital international telecommunication services between India and the rest of the world. CESIA has entered into an initial agreement dated November 5, 1992 as well as into three subsequent amendments dated respectively July 2, 1993, August 8, 1994 and January 25, 1995 and three supplementary agreements of July 2, 1993, August 8, 1994 and January 25, 1995 entered into with SATCOMM SERVICES (INDIA), a "society" set up under the laws of India, true and complete copies of which are attached hereto as APPENDIX 2 (hereafter the "Contract").
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         On December 15, 1993, the rights and obligations under the Contract have been transferred from CESIA to CDI pursuant to an agreement, a copy of which is attached hereto as APPENDIX 3.

3. The merger between SATCOMM SERVICES (INDIA) and Software Technology Parks India (hereafter referred to as "STPI"), being effective as at August 1, 1995, STPI will be the current contracting party with CDI under the Contract. Therefore any reference in this Agreement to SATCOMM SERVICES (INDIA) shall also include reference to STPI.

4. At the date hereof, the share capital of CDI amounts to 250,000 FRF and is divided into 250 shares with a nominal value of 1,000 FRF.

5. GTS, an international telecommunication network company, wishes to develop directly or indirectly its activity relating to India in the area of high speed digital telecommunication network. With a view to achieve such goal, GTS approached CESIA in December 1994 to discuss the possibility for GTS to acquire directly or indirectly the whole share capital of CDI.

6. CESIA wishes to transfer the activities it has developed through CDI in the field of international high speed digital telecommunications with India.

In consideration of their mutual interest, the Parties have agreed to enter into this agreement (hereafter the "Agreement").

NOW THEREFORE, IT HAS BEEN AGREED AS FOLLOWS

ARTICLE 1 - OBJECT AND STRUCTURE OF THE TRANSACTION

1.1 Subject to the conditions precedent and cancellation condition set forth in Article 4 hereof as well as pursuant to the other terms and conditions set forth in the Agreement, CESIA undertakes to sell to GTS or its assignee as defined in Article 12 below as GTS may solely decide, and GTS undertakes to purchase or to cause such assignee to purchase from CESIA under the same terms and conditions 250 shares of CDI which represent 100% of the share capital and voting rights of CDI. It is specified that the acquisition of 100% of the share capital and voting rights of CDI (hereafter "the CDI Shares") is an essential condition of this transaction which has led the Purchaser to enter into this Agreement.

         It is expressly agreed that the present commitments to sell and purchase shall include, and all provisions of the present Agreement shall apply (without any modification of the Purchase Price as such term is defined hereafter) to all shares or other securities which have been or may be issued and allocated to the Seller in connection with the CDI Shares prior to the transfer dates as defined hereafter in
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         Article 2, as a consequence notably of any merger, split-up, exchange of shares, increase or decrease of the capital of CDI.

         The Seller hereby undertakes, as from the date of the present Agreement and until the transfer date of all shares or other securities allocated to the Seller, not to transfer, contribute, alienate, create a security interest (pledge or other) or otherwise dispose in favor of any third party of any right to or in respect of such shares or securities.

1.2 It is specified that the transaction defined in this Agreement will be structured as follows:

         - 225 shares of CDI representing 90% of its share capital and voting rights shall be transferred on the Transfer Date as indicated hereafter;

         - 25 shares of CDI representing 10% of its share capital and voting rights (hereafter referred to as the "Remaining Shares") shall be transferred in accordance with the terms and conditions set forth in Section 2.2 hereafter.

ARTICLE 2 - TRANSFER DATES

2.1. The Parties agree that 225 shares representing 90% of the share capital and voting rights of CDI (hereafter the "Shares") will be transferred within eight (8) working days following the fulfillment of the last of the conditions precedent set forth in Article 4 hereafter (hereafter referred to as the "Transfer Date").

         The Shares are sold with effect as at the Transfer Date, that is, the Purchaser shall be entitled to receive all dividends and distributions attached to the Shares not paid prior to the Transfer Date, which shall include any dividend and/or distributions attached to the Shares with respect to the fiscal year 1994 and to previous fiscal years.

2.2. The Parties agree that the Remaining Shares will be transferred to the Purchaser on the fifth anniversary of the Transfer Date (hereafter the "Remaining Shares Transfer Date").

2.3.     On the Transfer Date, the Seller shall deliver to the Purchaser:

         (i) one or more transfer orders (ordres de mouvement) in respect of the Shares, duly signed by the Seller in favor of the Purchaser and/or its assignees, if any;

         (ii)    a certified copy of CDI's directors' resignation letters;


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         (iii)   the minutes of the board of directors' meeting of CESIA and of
                 CDI approving and authorizing the present sale and purchase to the Purchaser in accordance with Article II of CDI's by-laws;

         (iv) a certified copy of any document assessing that the conditions precedent set forth in Section 4.1 (i) and (ii) hereafter have been satisfied;

         (v) a duly signed copy of the Representations and Warranties, the terms and conditions of which are set forth in the draft attached hereto as APPENDIX 4 accurate at the present date as well as on the Transfer Date; this being an essential condition without which the Purchaser would not have undertaken to acquire the CDI Shares;

2.4.     On the Transfer Date, the Purchaser shall deliver to the Seller:

         (i) a copy of the minutes of the board of directors of the Purchaser authorizing the transaction as contemplated in this Agreement.

         (ii) the part of the Purchase Price defined in Section 3.2 hereunder by means of a check.

2.5.     On the Remaining Shares Transfer Date, the Seller shall deliver to the
         Purchaser:

         - one or more transfer orders (ordres de mouvement) in respect of the Remaining Shares, duly signed by the Seller in favor of the Purchaser and/or its assignee if any.

2.6. On the Remaining Shares Transfer Date, the Purchaser shall deliver to the Seller:

         - The part of the Purchase Price as defined in Article 3.5 hereafter by means of a check.

3.       PURCHASE PRICE

3.1. In consideration of the purchase of the CDI Shares and of all related rights referred to in Article 1 above, the Purchaser shall pay a maximum amount of US$ eight million five hundred thousand (8,500,000).

         The purchase price of the CDI Shares and of all related rights referred to in Article 1 above (hereafter "the Purchase Price") shall be computed and paid under the terms and conditions set forth hereunder.

3.2. On the Transfer Date, the Purchaser shall pay to the Seller an amount equal to US$ one million (1,000,000).


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3.3.     Subject to the limitation of the amount of the Purchase Price set forth in Section 3.1 above, upon satisfaction of the conditions set forth hereunder and provided such conditions are satisfied prior to the first annual anniversary of the Transfer Date, GTS will make an additional payment to CESIA of US$ one million (1,000,000). It is however specified that regardless of the date on which such conditions are satisfied within such one year period, the payment of US$ one million (1,000,000) shall not be made earlier than six months after the Transfer Date. The conditions to be satisfied are the following:

         (i) SATCOMM SERVICES (INDIA) has agreed in writing to extend the term of the Contract such that the expiration date of that agreement is not earlier than July 27, 2005; and

         (ii) SATCOMM SERVICES (INDIA) has agreed to extend the Area of Operation pursuant to Article 1, Section 3 of the contract between CDI and SATCOMM SERVICES (INDIA) dated November 5, 1992 to include all SATCOMM SERVICES (INDIA) traffic to all parts of the world. However, the Purchaser/CDI may on a case by case basis accept that SATCOMM SERVICES (INDIA) be freed from the exclusivity commitment where the Purchaser/CDI is not in a position to respond to a specific requirement of a customer if such exclusion from the exclusivity provision is beneficial to the cooperation of those companies (i.e. the Purchaser, CDI and SATCOMM SERVICES (INDIA)); and

         (iii) CDI shall provide evidence, satisfactory to the Purchaser, that the authorizations under which SATCOMM SERVICES (INDIA) operates are valid, and in full force and effect for the term (as extended in paragraph (i) above) of the Contract.

         The Seller shall inform the Purchaser on a regular basis with respect to the actions undertaken to satisfy the above conditions.

3.4. Subject to the limitation of the amount of the Purchase Price set forth in Section 3.1 above, GTS will be obligated to pay to CESIA in US dollars an amount equal to 2% of all revenues, (less taxes and revenues collected by CDI from customers for the Indian portion of services provided by SATCOMM SERVICES (INDIA) under the One-Stop-Shop provisions contained in the Contract) collected by CDI and/or affiliates of/or the Purchaser for international telecommunications services to and from India, where SATCOMM SERVICES (INDIA) provides the Indian part of the international services (hereafter the "Revenues") during the 48 calendar months following the Transfer Date. This amount shall be paid in five installments payable on March 1st of each of the years 1996, 1997, 1998, 1999 and 2000 for the Revenues received during those months of the above 48 months included in the preceding calendar year.
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         In case of disagreement between the Parties on the price payable pursuant to this section 3.4, the amount thereof shall be determined in accordance with Article 1592 of the French Civil Code by an expert appointed jointly by the Parties or in case of disagreement relating to such designation, by the President of the Tribunal de Commerce de Paris (hereafter the "Expert") within sixty (60) days of its seizure by the most diligent party. The Expert's decision shall be binding upon the Parties and not subject to appeal.

3.5. Subject to the limitation of the amount of the Purchase Price set forth in Section 3.1 above, the Parties agree that on March 1st 2000 and 2001, the Purchaser shall pay to CESIA an amount equal to 20% of the Revenues received, for the March 1st 2000 payment, from July 1st 1999 to December 31, 1999 and, for the March 1st 2001 payment, from January 1st 2000 to June 30, 2000.

         In case of disagreement between the Parties on the part of the Purchase Price defined in this section, such amount shall be determined by the Expert as defined in Section 3.4 above and pursuant to the terms and conditions defined in such section.

3.6. The amount set forth in Section 3.2 to Section 3.5 above constituting part of the Purchase Price shall be paid by the Purchaser to the Seller by means of a check.

ARTICLE 4 - CONDITIONS PRECEDENT AND CANCELLATION CONDITION

4.1. The obligations undertaken by the Purchaser pursuant to this Agreement are subject to the satisfaction of the following conditions precedent:

         (i) the obtaining of any necessary or appropriate consents from third parties, including governmental entities;

         (ii) the approval of the transaction as described in this Agreement by the boards of directors of the Seller and the Purchaser;

         (iii) the satisfactory carrying out of a legal, financial and accounting due diligence examination of CDI by the Purchaser and its advisors (hereafter the "Due Diligence"), it being specified that the Purchaser undertakes to make its best efforts to have the Due Diligence completed by June 26, 1995.

         It is specified that the Purchaser may renounce to the benefit of any of the conditions precedent provided for in paragraphs (ii) with respect to the approval of the Purchaser and (iii) above.

         The Seller and the Purchaser shall mutually inform each other within the best timeframe with respect to progress made on the satisfaction of the conditions precedent set forth above.
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         For the purpose of the Due Diligence, the Seller undertakes in his own name and on behalf of CDI to make available all necessary documents for review by the Purchaser and its advisors as well as all managers and directors and/or key employees of CDI or CESIA with a view to answer the Purchaser's and its advisor's queries.

         If the above conditions precedent are not satisfied by July 31, 1995, the Parties hereto shall be free from any of the obligations contained in this Agreement which would become null and void without any indemnity being due by any of the Parties as a result thereof. The Parties would however remain bound by the terms of the confidentiality provision set forth under Article 10 and 13.4 hereof.

4.2. The present Agreement shall be considered as null and void and the Parties free from any obligations undertaken thereunder if a substantial change having an adverse impact on CDI's activity, assets, prospects or results were to occur between the date of this Agreement and the Transfer Date. The Parties would however remain bound by the terms of Article 10 and 13.4 hereof.

ARTICLE 5 - UNDERTAKINGS OF THE PARTIES

5.1 The Seller undertakes that between the date of this Agreement and the Transfer Date, he shall not take or have CDI take any decision outside of the latter's normal course of business without the prior written approval of the Purchaser, in particular no amendment to the Contract shall be signed except the ones necessary to satisfy the conditions described in Sections 3.3 (i) and (ii) above.

5.2 The Seller undertakes to repurchase the shares of CDI from the individuals listed in APPENDIX 1 before the Transfer Date. It is however recognized and accepted by the Purchaser that the Seller may not be in a position to purchase one of those shares. If this were to be the case, the Seller shall indemnify the Purchaser and/or CDI of any cost (including the price to be paid to the assignor) or damage suffered by the Purchaser or CDI by reason of such situation. However until December 31, 1995 solving the issue of this share purchase shall be the exclusive responsibility of the Seller.

5.3 The Seller undertakes to make available to CDI all the services provided to it as at the date of this Agreement and as requested by the Purchaser. The price of such services shall be determined by mutual agreement between the Parties.

5.4 For the period during which the Seller shall remain a 10% shareholder in CDI, he shall be entitled to be a member of the board of directors of CDI. The Seller shall be represented by Mr. Jean Salmona as long as he shall be working with it. The by-laws of CDI shall include a provision to this effect by providing for two classes of shares.
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ARTICLE 6 - WAIVER

In the event that any Party shall refrain at any time from insisting on the performance by the other party of any provision of this Agreement, its right to do so at any later time shall remain fully in effect. In addition, the waiver by any Party of its right in respect to the failure by the other party to perform any provision of this Agreement shall not mean, nor be interpreted to mean, that such party has waived its rights under such provision or under any other provision of this Agreement.

ARTICLE 7 - SEVERABILITY

Should any of the provisions of this Agreement be declared void or unenforceable by any court or competent authority, or become unlawful for any court or competent authority, or become unlawful for any reason whatsoever, the Parties shall negotiate in good faith with a view to replacing it by a valid provision as close as possible to the original one, and all other provisions of this Agreement shall remain in full force and effect.

ARTICLE 8 - APPLICABLE LAW AND JURISDICTION

The parties agree that all disputes arising in connection with the present Agreement, which cannot be resolved by agreement of the parties, shall be submitted to arbitration.

The most diligent party shall appoint one arbitrator and shall inform the other party by registered mail with return receipt requested of the name of such arbitrator as well as of the questions it intends to submit for arbitration.

The other party shall within fifteen (15) days of such notification appoint its own arbitrator and proceed with the same information as the one referred to above.

If that party fails to appoint an arbitrator within that time, the arbitrator of the defaulting party shall be appointed by the President of the "Tribunal de Grande Instance" of Paris under summary proceedings (referes) on application of the non defaulting party.

The two arbitrators so appointed shall appoint a third arbitrator within thirty
(30) days. If they fail to do so, the third arbitrator shall be appointed by the President of the "Tribunal de Grande Instance" of Paris, under summary proceedings (referes) upon application of either party.

The three arbitrators shall make up an arbitral tribunal which shall rule pursuant to the Livre IV of the French Nouveau Code de Procedure Civile and the applicable law shall be French law.

At the request of either party, the arbitral tribunal may make any temporary or partial award. It may also take any temporary measure that it judges to be necessary in the form
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of a pre-judgment award, without prejudice to any question that will be presented in summary procedure or, upon request by either party, before the judicial courts.

In the event that any arbitrator dies, resigns, is prevented from acting or declines to act, or in the event that the arbitrator appointed fail to give their decisions within the time period referred to above, the arbitrator who is so prevented or in default shall be replaced by the party who appointed that arbitrator within the same time frame, in accordance with this clause and without invalidating the arbitration proceedings.

The arbitrators in their decision shall apportion the expenses of the arbitration consisting of the fees and expenses of the arbitrators and any experts.

The arbitration shall take place in Geneva (Switzerland).

The arbitration award shall be final and binding upon the parties.

ARTICLE 9 - EXPENSES

Each Party shall bear the expenses incurred by it in connection with the drafting and negotiation of this Agreement.

Payment of any registration duties, if any, for the transfer of the Shares and Remaining Shares will be borne by the Seller.

ARTICLE 10 - CONFIDENTIALITY - DISCLOSURE

Except for disclosures required by applicable law, no party shall make any disclosure of the proposed transaction without prior discussion and agreement with the other party as to the necessity for such disclosure and the content of any such disclosure. The Seller agrees to the present provision in his own name and on behalf of CDI.

No written or oral news releases or public statements by or on behalf of the Purchaser or the Seller or any of their respective affiliates, or any of their respective directors or officers, pertaining to the transaction contemplated in this Agreement shall be made, without the consent of the other party.

ARTICLE 11 - NOTICES

Any notice or other communication required under this Agreement shall be made by registered letter with return receipt requested, addressed to the Parties at their addresses set out above or at another address which they may notify in writing. All notices will be deemed to be received upon the signature of the return receipt.
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ARTICLE 12 - TRANSFER

The Purchaser may assign or transfer part or all of its rights and obligations under the Agreement to any of its wholly owned subsidiary. It being understood that in case of such transfer or assignment, the Purchaser shall guarantee the compliance by such subsidiary of the so assigned or transferred rights and obligations.

ARTICLE 13 - MISCELLANEOUS

13.1. This Agreement contains the entire understanding between the Parties relating to the subject matter herein contained and replaces any and all former agreement on the subject matter.

13.2. The rights and obligations stipulated herein are binding to the successors and assignees of the Parties.

13.3. No person or entity acting on behalf of any of the Parties hereto is or will be entitled to any finders' or brokers' fee or any other similar commission directly or indirectly from such Parties.

13.4 The Purchaser agrees as of the date of this Agreement and until the Transfer Date not to negotiate separately with SATCOMM SERVICES (INDIA) or STPI or to act in such a way which may lead to a separate agreement between the Purchaser and such entities concerning part or all of the transaction described in this Agreement. Besides in case the transaction is not carried out as contemplated herein, the Purchaser shall remain bound by this commitment until December 31, 1995 unless such non occurrence is due to the Seller. The Seller shall not conduct any negotiation with any third party relating to the transaction described in this Agreement until July 31, 1995, except if this Agreement is not completed due to the Purchaser.

This Agreement has been signed
On June 1st, 1995
In 2 originals

In Paris                          In Monaco

/s/ JEAN SALMONA
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Seller                            Purchaser
duly represented                  duly represented
by Mr. Jean Salmona               by Mr. Raymond I. Marks
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                               LIST OF APPENDICES

Appendix 1 :     List of Shareholders

Appendix 2 :     Contract

Appendix 3 :     Transfer Agreement

Appendix 4 :     Representations and Warranties
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                                   APPENDIX I

                              Shareholders of CDI

Name of Shareholder                                         Number of Shares

Jean Salmona                                                        1
Raymond H. Levy                                                     1
Bernard Cabaret                                                     1
Bernard Maurel                                                      1
Jean-Raoul Jourdan                                                  1
Michel Laeard Baton                                                 1
CESIA                                                             244
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                                   APPENDIX 2

                                    CONTRACT